Press Release

HOUSTON (March 21st, 2011) – cMoney, Inc., a Houston-based company at the forefront of mobile phone-based payment and money transfer utilizing secure patent pending technologies for mobile phone users, retailers and financial institutions, has appointed a new accounting team to assist the executive team to prepare all the current financial statements, which will then be audited and resubmitted to the SEC.

Paul Matthews, the company CEO, says, “We are pleased to confirm that cMoney will again meet all our financial, legal, and operational obligations.  We have retained Mr. Chris Granberry from CHG Consulting, who has now completed the accounting statements.”   Mr. Chris Granberry said, “It has been a pleasure working with all the staff at cMoney and assisting so that the financial statements can be passed onto the auditors.”  cMoney has today signed contracts with Pannell Kerr Forster of Texas PC (PKF Texas) as auditors. PKF Texas are now allocating staff to commence the audit in early April.

Mr. Matthews continued, “We will be appointing lawyers for the submission of our expedited Form S-1 to the SEC. Once all these processes are satisfactorily completed, our private equity funding partners will then be providing funds once the Form S-1 is approved. I am very pleased to be moving cMoney forward with our team and would like to thank Kodiak Capital and AGS for their continuing commitment and support.”

About cMoney, Inc.

cMoney, Inc., a Houston-based technology company that provides innovative secure mobile payment solutions for mobile phone users, retailers and financial institutions, has developed an innovative way to send money and pay for goods and services using a mobile phone and the text messaging system protected by patents . Scheduled to debut in 2011, the pioneering technology will create a “virtual wallet” that will eliminate exposure to identity and credit card theft for users. It can be used anywhere that cash, checks, ATM’s or credit cards are accepted. For more information, visit www.cmoney.com

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements". Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks related to the integration of acquisitions and the ability to market successfully acquired technologies and products; the ability of cMoney, Inc. (“the Company”) to effectively compete; the timing and effectiveness of the planned launch of the new C$ cMoney product; the inability to adequately protect Company intellectual property and the potential for infringement or breach of license claims of or relating to third party intellectual property; risks related to data and information security vulnerabilities; ineffective management of, and control over, the Company's growth and international operations; adverse results in litigation; and changes in and a dependence on key personnel. The forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of the press release.